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                                                                    EXHIBIT 99.1


news release                                                      [TENNECO LOGO]

        Contacts:       Jane Ostrander
                        Media Relations
                        847 482-5607
                        jostrander@tenneco.com


                        Leslie Hunziker
                        Investor Relations
                        847 482-5042
                        lhunziker@tenneco.com



                    TENNECO ANNOUNCES EXECUTIVE APPOINTMENTS



Lake Forest, Illinois, July 19, 2006 -- Tenneco Inc. (NYSE: TEN) announced today the appointment of Paul Novas as vice president and controller for the company. Mr. Novas will replace James Perkins who announced his resignation from Tenneco on June 27, 2006, effective July 20, 2006, to take another controller position outside the industry.

The company also announced that John Kunz, vice president and treasurer, will assume responsibility for Tenneco's global tax function. His new title will be vice president, treasurer and tax.

As controller, Mr. Novas will serve as the company's principal accounting officer with responsibility for Tenneco's corporate accounting and financial reporting globally.

Prior to assuming his new role, Mr. Novas served as vice president finance and administration for Tenneco's European operations from February 2004 through July 2006, with responsibility for all finance, tax and shared service operations for the company's Europe, South America and India segment. From November 1999 through February 2004, Mr. Novas was the company's vice president and treasurer. Mr. Novas joined the former Tenneco Inc. in 1996 as assistant treasurer responsible for corporate finance and North American treasury activities. Before joining Tenneco, Mr. Novas worked in the treasury office of General Motors Corporation for 10 years.

Mr. Novas has a B.S. in mechanical engineering and a B.A. in economics from Cornell University, and received an MBA from the University of Chicago.

In addition to his new global tax responsibilities, Mr. Kunz will continue in his role as treasurer with responsibility for the company's treasury, insurance and investment activities including building and managing relationships with the banking community and rating agencies. He joined Tenneco in February 2004 from Great Lakes Chemical Corporation, where he rose through various positions to become vice president and treasurer. Prior to joining Great Lakes in 1999, Kunz was director of corporate development at Weirton Steel Corporation. Mr. Kunz joined Weirton from KPMG Peat Marwick.

Mr. Kunz received a B.A. in accounting from the University of Notre Dame and an MBA in finance from Northwestern University.


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Tenneco is a $4.4 billion manufacturing company with headquarters in Lake
Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.


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